OPERATING AGREEMENT

OF

MOHEGAN GOLF, LLC

As of April 8th, 2008

MOHEGAN GOLF, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (“Operating Agreement”) is made and dated as of this 8th day of April, 2008 by the Mohegan Tribal Gaming Authority (the “Member”) as the sole member of Mohegan Golf, LLC (the “Company”).

WHEREAS, the Member formed the Company on November 21, 2006 and has managed the Company as its sole member since the inception of the Company; and

WHEREAS, the Member desires to adopt this Operating Agreement to govern the management of the Company and desires that, effective with the date first referenced above, the management of the Company shall be vested in a board of managers, as provided herein.

NOW, THEREFORE, for good and valuable consideration, the undersigned, intending legally to be bound, states as follows:

ARTICLE I

DEFINITIONS

Section 1.1 - Definitions. The following capitalized terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other terms are defined in the text of this Operating Agreement, and throughout this Operating Agreement, those terms shall have the meanings respectively ascribed to them:

(a) “Articles of Organization” shall mean the Articles of Organization of Mohegan Golf, LLC, as filed with the Commercial Recording Division of the Mohegan Tribe of Indians of Connecticut and the Secretary of the State of Connecticut, as the same may be amended from time to time.

(b) “Board of Managers” shall mean the three Managers of the Company acting as a group to manage, control and oversee the operation of the Company as provided in Article VIII hereof.

(c) “Budget” shall mean the annual budget for the Company’s Fiscal Year prepared by the Managers.

(d) “Capital Account” means the Capital Account maintained for the Member in accordance with the following provisions:

(1) To the Member’s Capital Account there shall be credited the Member’s Capital Contributions and allocated Profits.

(2) To the Member’s Capital Account there shall be debited the amount of the Member’s allocated Losses and cash and the value of any Company property distributed to the Member pursuant to any provision of this Agreement.

(e) “Capital Contribution” shall mean the total amount of cash and the initial value of any property (other than money) contributed to the Company by the Member.

(f) “Company” shall mean Mohegan Golf, LLC as defined in the opening paragraph of this Operating Agreement.

(g) “Company Interest” shall mean the Member’s one hundred percent (100%) share of the Profits and Losses of, and the right to receive distributions from, the Company, as set forth on Exhibit B.

(h) “IRC” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(i) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less Reserves as the Board of Manager deem reasonably necessary to the proper operation of the Company’s business.

(j) “Entity” shall mean a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation or any other legal or commercial entity, the Tribe or any national, state or local government or subdivision thereof.

(k) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the year ended September 30.

(l) “Initial Capital Contribution” means the initial contribution to the Capital of the Company upon its formation.

(m) “Involuntary Withdrawal” means, with respect to the Member, the occurrence of any of the events set forth in Section 7-127 of the Mohegan Tribe Law and Order Code (the “Code”).

(n) “Managers” shall mean one or more managers designated in the manner provided in this Operating Agreement.

(o) “Member” shall mean the Mohegan Tribal Gaming Authority, as defined in the opening paragraph of this Operating Agreement.

(p) “Membership Interest” shall mean all of the rights of the Member in the Company, including the Member’s: (1) Company Interest, (2) right to inspect the Company’s books and records; and (3) any other right granted pursuant to this Operating Agreement or Section 7-21 et seq. of the Code.

(q) “Operating Agreement” shall mean this Operating Agreement, as defined in the opening paragraph herein and as may be amended from time to time.

(r) “Person” shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits. A “Related Person” shall be a Person which controls, is controlled by, or is under common control with another Person.

(s) “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s income or loss for such year or period, determined in accordance with generally accepted accounting principles consistently applied.

(t) “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient and reasonable by the Board of Managers for capital expenditures, working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(u) “Tribe” shall mean the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe.

(v) “Voluntary Withdrawal” means the Member’s dissociation with the Company by means other than a sale, assignment or transfer or an Involuntary Withdrawal.

ARTICLE II

SOVEREIGN IMMUNITY

Section 2.1 - No Waiver. Nothing herein and no act, error or omission by the Member, the Company, its Managers, or any other person acting on their behalf shall be construed as a waiver of sovereign immunity by the Tribe.

ARTICLE III

FORMATION OF COMPANY

Section 3.1 - Formation and Qualification. The Company was formed as a limited liability company under Section 7-21 et seq. of the Code by the filing of its Articles of Organization with the Commercial Recording Division of the Tribe on November 21, 2006. The Company became duly qualified to do business in the State of Connecticut by the filing of its Articles of Organization with the Secretary of the State of the State of Connecticut on May     , 2007.

Section 3.2 - Amendment. The Articles of Organization were amended on April     , 2008 to vest management of the Company in one or more managers. A copy of the amended Articles of Organization is attached hereto as Exhibit A and shall be filed by the Managers with the Commercial Recording Division of the Tribe and the Secretary of the State of the State of Connecticut.

ARTICLE IV

BUSINESS OF COMPANY

Section 4.1 - Permitted Businesses. The business of the Company shall be as set forth in its Articles of Organization. It is the intent of the Company to operate, maintain, manage and supervise a golf club, restaurant and banquet facility.

ARTICLE V

CONTRIBUTIONS

Section 5.1 - Contributions. The Member has made the Initial Capital Contribution. No interest shall be paid on any Capital Contribution to the Company or on the Member’s Capital Account.

Section 5.2 - No Additional Capital Contributions Required. Generally, the Member may elect but shall not be required to contribute any additional capital to the Company.

Section 5.3 - No Liability. The Member shall have no personal liability for any obligation of the Company. The Member shall not be liable, solely by reason of being a Member of the Company, under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, and shall not be deemed to have consented to the jurisdiction of any such court.

Section 5.4 - Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section 5.5 - Capital Account. In the event of a sale, exchange or transfer of the Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee.

Section 5.6 - Deficit Balance. The Member shall have no liability to restore all or any portion of a deficit balance in its Capital Account.

Section 5.7 - Manager Liability. None of the Managers of the Company shall have any personal liability to the Member for the repayment of any amounts outstanding in the Capital Account of the Member, including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Company.

ARTICLE VI

NAME AND ADDRESS OF MEMBER

Section 6.1 - Member. The Mohegan Tribal Gaming Authority shall be the sole Member of the Company, with an address of One Mohegan Sun Boulevard, Uncasville, CT 06382.

ARTICLE VII

PROFITS, LOSSES AND DISTRIBUTIONS

Section 7.1 - Profits. Profits for any Fiscal Year shall be allocated to the Member in proportion to the Member’s Company Interest.

Section 7.2 - Losses. Losses for any Fiscal Year shall be allocated to the Member in proportion to the Member’s Company Interest.

Section 7.3 - Managers’ Fees. The Managers shall not be entitled to any fee or compensation for performing any management functions for or on behalf of the Company except as provided for in the Budget or otherwise approved in writing by the Member.

Section 7.4 - Reserve Funds. The Managers shall have the right to establish and maintain reserve funds in such amount and for such purposes for or on behalf of the Company as the Managers may deem reasonably necessary or desirable, which monies shall neither be considered in determining the cash of the Company available for distribution nor utilized by the Managers in making any distribution.

Section 7.5 - Cash Distributions. Any cash not needed for Company purposes, including maintaining Reserves, may be distributed, from time to time, in the reasonable discretion of the Managers, to the Member.

Section 7.6 - Distributions Generally. Except as provided elsewhere in this Agreement, all distributions of cash or other property shall be made to the Member in the reasonable discretion of the Managers.

Section 7.7 - Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE VIII

MANAGEMENT

Section 8.1 - Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company to the best of their abilities. Except for situations in which the unanimous approval of the Board of Managers is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Any action required or permitted to be taken by the Managers pursuant to this Operating Agreement or otherwise shall be taken only upon the written approval of at least a majority of the Managers, unless the approval of any action by more than a majority of the Managers is expressly required pursuant to this Operating Agreement.

Section 8.2 - Number, Identity, Tenure and Qualifications. The initial Managers of the Company shall be Mitchell Etess, Jeffrey Hartmann and Leo Chupaska. For so long as the Company serves liquor under a liquor permit issued by the Connecticut Division of Liquor Control (the “Division”), no Manager shall simultaneously serve as a member of the Tribal Council of the Tribe or the Management Board of the Member and any change in Managers shall be promptly reported to the Division.

The number and designation of Managers of the Company may be changed from time to time by the affirmative vote or written consent of the Member, Each Manager shall hold office until his successor shall have been elected and qualified or such earlier time as he may resign or be removed as provided herein.

Section 8.3 - Certain Powers of Managers. Without limiting the generality of Section 8.1, the Managers shall have power and authority on behalf of the Company:

(a) Upon the unanimous vote or written consent of the Board of Managers, to acquire property from any Person, except that any acquisition of property from a Related Person shall not be on any less favorable terms than such acquisition would be if it were on an arm’s length transaction;

(b) Upon the unanimous vote or written consent of the Board of Managers, to borrow money for the Company from banks, other lending institutions, the Member, or affiliates of the Member and in connection therewith, to mortgage, hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(c) To purchase liability and other insurance to protect the Company’s property and business in accordance with general commercial practices;

(d) To hold and own any Company real and/or personal properties in the name of the Company;

(e) To invest any company funds temporarily (by way of example but not limitation) in time deposits, short term governmental obligations, commercial paper or other investments;

(f) Upon the unanimous vote or written consent of the Board of Managers, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

(g) Upon the affirmative vote or written consent of the Board of Managers, to appoint officers of the Company to execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate to the business of the Company, in each case subject to the other limitations contained in this Operating Agreement;

(h) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(i) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Member may approve; and

(j) To do and perform such other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized to so do by this Operating Agreement or by written authorization of the Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

Section 8.4 - Managers Have No Exclusive Duty to Company. The Managers may have other business interests and may engage in other activities in addition to those relating to the Company; provided, however, they shall devote reasonable efforts and reasonable time to perform their duties hereunder.

Section 8.5 - Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and shall be the sole signatories required to act thereon, unless the Member or Managers determine otherwise.

Section 8.6 - Indemnity of Managers. The Company shall indemnify the Managers from and against any claim by any third party seeking monetary damages against such Managers arising out of such Managers’ performance of his or her duties in good faith in accordance with this Operating Agreement and Section 7-21 et seq. of the Code.

Section 8.7 - Resignation. A Manager of the Company may resign at any time by giving written notice to the Board of Managers. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.8 - Removal. A Manager may be removed at any time, with or without cause, by the affirmative vote or written consent of the Member.

Section 8.9 - Vacancies. Any vacancy occurring for any reason in the Managers of the Company may be filled by the affirmative vote or written consent of the Member.

ARTICLE IX

MEMBER’S RIGHTS AND OBLIGATIONS

Section 9.1 - Limitation of Liability. The Member’s liability shall be limited as set forth in this Operating Agreement, Section 7-21 et seq. of the Code and other applicable law.

Section 9.2 - Member Meetings.

(a) Place, Time, Business. The annual meeting of the Member shall be held at the office of the Member on the first 1st Monday in November of each year, or at such other place and at such time as may be determined by the Managers, provided, however, that whenever such day shall fall upon a legal holiday, said meeting shall be held on the next succeeding business day. At such meetings, the Member shall transact such business as may be properly brought before the meeting. Meetings of the Member for any other purpose may be held at such time and place within or without the State of Connecticut as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

(b) Special Meetings. A special meeting of the Member may be called by the Managers. Notice thereof shall specify the object and purpose of such meeting.

(c) Notice of Annual or Special Meeting, Waiver. Notice of the time and place of all annual and special meetings of the Member shall be mailed or hand delivered by the Managers to the Member not less than seven (7) nor more than fifty (50) days before the date thereof, but this requirement as to notice may be waived at any time by the Member.

(d) Participation by Telephone Conference. A Member may participate in meetings of the Members by means of a conference telephone or similar communications equipment enabling all participants in the meeting to hear one another, and such participation in a meeting shall constitute presence in person at such meeting.

(e) Voting. No Member action shall be valid unless approved by the affirmative vote of the Member, duly authorized.

(f) Member’s Consent. Any action required to be taken at a meeting of the Member may be taken without a meeting if a consent in writing, setting forth the action so taken, and said consent shall be filed with the regular minutes.

ARTICLE X

ACCOUNTING, REPORTS

Section 10.1 - Accounting Period. The Company’s accounting period shall be the fiscal year ending September 30.

Section 10.2 - Records, Audits and Reports. The Managers shall maintain records and accounts of all operations and expenditures of the Company.

Section 10.3 - Returns and Other Elections. The Managers shall cause the preparation and timely filing of all returns required to be filed by the Company, if any, pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member as soon as practicable after the end of the Company’s Fiscal Year.

All elections permitted to be made by the Company under federal or state laws shall be made by the Managers, provided that the Managers shall make any tax election requested by the Member.

ARTICLE XI

TRANSFERABILITY

Section 11.1 - Transfer by Member.

(a) The Member shall have the right to transfer all or a portion of the Member’s Membership Interest and shall have the power to grant a transferee the right to become a Member.

(b) The Member shall have the right or power to withdraw voluntarily from the Company.

(c) Upon the occurrence of an Involuntary Withdrawal, the legal representative or other successor in interest may, at the election of such legal representative or other successor in interest, become a Member.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.1 - Dissolution and Termination. The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

(a)	at the time specified in its Articles of Organization; or

(b)	written consent of the Member; or

(c)	Voluntary or Involuntary Withdrawal of the Member; or

(d)	entry of a decree of final dissolution under Section 7-21 et seq. of the Code.

As soon as possible following the occurrence of any of the events specified in this Article XII effecting the dissolution of the Company, the Managers shall proceed to wind up the Company’s business in accordance with Section 7-21 et seq. of the Code.

ARTICLE XIII

DISTRIBUTION OF PROCEEDS ON LIQUIDATION

Section 13.1 - Priority. Upon dissolution, winding up and liquidation of the Company, the assets of the Company shall be liquidated and distributed in the following order of priority:

(a) The claims of creditors other than the Member shall first be satisfied and reserves established as deemed necessary or desirable by the Managers;

(b) All outstanding debts and liabilities owing to the Member shall be repaid; then

(c) To the Member in accordance with Article VII hereof.

Section 13.2 - Method of Liquidation. The Company may be liquidated by either (a) selling the Company assets and distributing the net proceeds therefrom in the manner provided in Section 13.1 and/or (b) distributing the assets to the Member. The choice and relative values of the property or money so distributed to the Member shall be determined by the Managers.

Section 13.3 - Distribution Into Trust. Distributions made pursuant to this Article XIII may be distributed to a trust established for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Managers arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Member from time to time, in the reasonable discretion of the Managers, in the same proportion as the amount distributed to such trust by the Company would otherwise have been distributed to the Member pursuant to this Operating Agreement.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 - Notices; Electronic Transmission and Signatures. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member, as appropriate, to the address set forth in this Operating Agreement or in the records of the Company. Except as otherwise provided herein, any such notice shall be deemed to be given three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. To the fullest extent permissible under Tribal Law, written notice or consent shall include notice or consent by electronic transmission, and any signature required may be provided by electronic transmission.

Section 14.2 - Application of Tribal Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the Mohegan Tribe of Indians of Connecticut and, specifically, Section 7-21 et seq. of the Code.

Section 14.3 - Amendments. This Operating Agreement may not be amended except in writing executed by the Member.

Section 14.4 - Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

Section 14.5 - Construction; Gender; Plurals. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 14.6 - Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 14.7 - Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 14.8 - Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.9 - Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 14.10 - Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

Section 14.11 - Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any creditor of the Member.

Section 14.12 - Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of the 8th day of April, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Bruce S. Bozsum
Name: Bruce S. Bozsum
Title: Chairman

EXHIBIT A

AMENDED ARTICLES OF ORGANIZATION

ARTICLES OF AMENDMENT

DOMESTIC LIMITED LIABILTY COMPANY

Mohegan Tribe Office of Commercial Records Division

5 Crow Hill Road, Uncasville, CT 06382

Space for Office Use only
1. NAME OF LIMITIED LIABILITY COMPANY: Mohegan Golf, LLC
2. THE LIMITED LIABILITY COMPANY’S ARTICLES OF ORGANIZATION ARE (check A., B. or C.):
✓ A. AMENDED
B. AMENDED AND RESTATED
C. RESTATED
3. TEXT OF EACH AMENDMENT/RESTATEMENT:
Article 5 of the Articles of Organization is amended to read, in its entirety:
“Article 5. MANAGEMENT: The Management of the limited liability company shall be vested in one or more managers.”
4. EXECUTION
Dated this 8th day of April 2008
MITCHELL ETESS	/s/ MITCHELL ETESS
Print or type name of signatory and capacity	Signature

Reference an 8x11 attachment if additional space is required